Exhibit 10.3

Global Partners LP
Long-Term Incentive Plan

Grant of Phantom Units
With DERS

Grantee:

Grant Date:                                              , 2007

Restricted Period:  January 1, 2007 to December 31, 2009

1.                                       Grant of Phantom Units with DERs.  Global GP LLC ( “GPLLC”) hereby grants to you              Phantom Units under the Global Partners LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This grant of Phantom Units includes a tandem grant of DERs as defined in the Plan with respect to each Phantom Unit granted.  GPLLC shall establish a DER bookkeeping account for you with respect to each Phantom Unit granted, which account shall be credited with an amount equal to any cash distributions made by Global Partners LP (the “Partnership”) on a Limited Partner Unit during the period such Phantom Unit is outstanding.  No interest shall be credited on such DER amounts.

2.                                       Vesting/Forfeitures.  Subject to Paragraph 3 below, if the Performance Goal set forth on Attachment A hereto is achieved, the Phantom Units and tandem DERs granted hereunder shall vest on the date the Plan’s Committee determines that the Performance Goal for the Restricted Period has been achieved.  If the Committee determines that the Performance Goal for the Restricted Period was not achieved, the Phantom Units and all credited tandem DERs are automatically forfeited without payment effective immediately upon such determination.

3.                                       Events Occurring Prior to Vesting.  Notwithstanding Paragraph 2 to the contrary,

(a)                                  Death or Disability.  If your employment with GPLLC terminates as a result of your death or a “disability,” as defined in Section 409A(a)(2)(C) of the Code, the Phantom Units granted to you (and the amount of all tandem DERs credited to your account) shall not be forfeited and shall vest on the date the Plan’s Committee determines that the Performance Goal set forth on Attachment A for the Restricted Period has been achieved.  If the Committee determines that the Performance Goal for the Restricted Period was not achieved, the Phantom Units and all credited tandem DERs are automatically forfeited without payment effective immediately upon such determination.

(b)                                 Retirement.  If your employment with GPLLC terminates as a result of your voluntary retirement on or after age 62 and you have at least 10 years of service with GPLLC or its predecessors at the time of your retirement, the Plan’s Committee, in its sole discretion, shall determine whether the Phantom Units granted to you (and the amount of all tandem DERs credited to your account) shall be reinstated as of your date of retirement and shall vest on the date the Plan’s Committee determines that the Performance Goal set forth on Attachment A for the Restricted Period has been achieved.  If the Committee determines that (i) the Phantom Units granted to you (and the amount of all tandem DERs credited to your account) are not eligible for vesting, or (ii) the Performance Goal for the Restricted Period was not achieved, the Phantom Units and all credited tandem DERs are automatically forfeited without payment effective immediately upon such determination.

(c)                                  Involuntary Termination.  If your employment with GPLLC is terminated by GPLLC for any reason other than “Cause” (defined in Paragraph 3(d) below), the Phantom Units granted to you (and the amount of all tandem DERs credited to your account) shall not be forfeited as of your date of termination and shall vest on the date the Plan’s Committee determines that the Performance Goal set forth on Attachment A for the Restricted Period has been achieved.  If the Committee determines that the Performance Goal for the Restricted Period was not achieved, the Phantom Units and all credited tandem DERs are automatically forfeited without payment effective immediately upon such determination.

(d)                                 Termination for Cause; Voluntary Termination.  If your employment with GPLLC is terminated (1) by GPLLC for Cause, or (2) by you (other than by retirement pursuant to 3(b) above), all unvested Phantom Units then held by you (and the amount of all tandem DERs credited to your account) automatically shall be forfeited without payment upon such termination without regard to the achievement of the Performance Goal.  For the purposes of this Agreement:

(A)  If you are party to an employment agreement with GPLLC that contains a definition of “Cause,” that definition is hereby incorporated into this Agreement by reference and made a part hereof; and

(B) If you are not party to an employment agreement with GPLLC that contains a definition of “Cause,” “Cause” shall be defined to mean (i) your continual disregard of or failure to follow any written rules or policies of GPLLC, the Partnership and their Affiliates, (ii) your repeated failure or refusal to perform your duties as an employee, (iii) your embezzlement, misappropriation of assets or property (tangible or intangible) of GPLLC, the Partnership and/or their Affiliates, (iv) your gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to GPLLC, the Partnership and their Affiliates, (v) your unauthorized disclosure of any trade secret or confidential information of GPLLC, the Partnership and/or their Affiliates or any other act of disloyalty to GPLLC, the Partnership and their Affiliates, (vi) the commission of an act which constitutes unfair competition with GPLLC, the Partnership and/or their

Affiliates or which induces any customer or supplier to breach a contract with GPLLC, the Partnership and/or their Affiliates, (vii) an act by you which creates adverse publicity for GPLLC, the Partnership and their Affiliates, or (viii) your conviction of a felony, including a plea of guilty or no contest.

Notwithstanding the foregoing, if you are party to an employment agreement with GPLLC that contains a definition of “constructive termination” or “good reason” or a similar term, and your termination of your employment with GPLLC is determined finally by an arbitrator or court of competent jurisdiction to constitute constructive termination or termination with good reason or the like, then the Phantom Units granted to you (and the amount of all tandem DERs credited to your account) shall be reinstated as of your date of termination and shall vest on the date the Plan’s Committee determines that the Performance Goal set forth on Attachment A for the Restricted Period has been achieved.  If the Committee determines that the Performance Goal for the Restricted Period was not achieved, the Phantom Units and all credited tandem DERs are automatically forfeited without payment effective immediately upon such determination.

(e)                                  Change of Control.  All outstanding Phantom Units held by you (and the amount of all tandem DERs credited to your account) automatically shall become fully vested upon a Change of Control without regard to the achievement of the Performance Goal.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of GPLLC or the Partnership to any Person and/or its Affiliates, other than to GPLLC, the Partnership and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in GPLLC cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units; or (iii) GPLLC (or an Affiliate thereof) ceasing to be the general partner of the Partnership.

For purposes of this Paragraph 3, “employment with GPLLC” shall include being an Employee of, or a Consultant to, GPLLC or an Affiliate.

4.                                       Payments.

(a)                                  Phantom Units.  As soon as administratively practicable after the vesting of a Phantom Unit, but not later than seven days thereafter, subject to Paragraph 7, you shall be paid one Unit for each such vested Phantom Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit.  Any such cash payment shall be equal to the Fair Market Value of the Unit on the day immediately preceding the payment date.  If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

(b)                                 DERs.  Subject to Paragraph 7, upon payment of a vested Phantom Unit, you shall be paid in cash the amount of all tandem DERs credited to your bookkeeping account with respect to such vested Phantom Unit.

5.                                       Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.                                       Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) GPLLC may refuse to register the transfer of the Units to be acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.                                       Withholding of Taxes.  To the extent that the grant, vesting or payment of a Phantom Unit or DER results in the receipt of compensation by you with respect to which GPLLC or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to GPLLC or such Affiliate, you shall deliver to GPLLC or the Affiliate such amount of money as GPLLC or the Affiliate may require to meet its withholding obligations under such applicable law.  No payment of a vested Phantom Unit or DER shall be made pursuant to this Agreement until you have paid or made arrangements approved by GPLLC or the Affiliate to satisfy in full the applicable tax withholding requirements of GPLLC or Affiliate with respect to such event.

8.                                       Rights as Unitholder.  You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.                                       Insider Trading Policy.  The terms of Partnership’s Insider Trading Policy (the “Policy”) with respect to Units are incorporated herein by reference.  The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

10.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of GPLLC and upon any person lawfully claiming under you.

11.                                Entire Agreement.  Except as modified by, and subject to the terms of, any written employment, severance or change of control agreement between us or between you and an Affiliate, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.

12.                                Modifications.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of GPLLC.

13.                                Conflicts and Governing Law.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  In the event of any conflict between the terms of this Agreement and any written employment, severance or change of control agreement between us or between you and an Affiliate, the written employment, severance or change of control agreement shall control.  Capitalized terms used in this Agreement (including Attachment A hereto) but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

GLOBAL GP LLC

By:
Name:
Title:

GRANTEE

By:
Name:

Attachment A

Performance Goal

A.            Quarterly distributions cannot decrease at any time during the Restricted Period.

B.            Cumulative distributable cash flow over the Restricted Period must have equaled the cumulative amount necessary to have achieved a 1.15 coverage over pro forma average annual distribution increases of 7% per Limited Partner Unit (determined on a fully diluted basis, and giving effect to distributions to Global GP LLC, including incentive distributions).